Exhibit 10.2

AMENDMENT NO. 1 TO THE AMENDED AND RESTATED

API TECHNOLOGIES CORP.

2006 EQUITY INCENTIVE PLAN

Pursuant to rights reserved under Section 17 of the Amended and Restated API Technologies Corp. 2006 Equity Incentive Plan (the “Plan”), the Board of Directors of API Technologies Corp hereby amends the first two sentences of Section 5 of the Plan by deleting such sentences in their entirety and by substituting the following:

“Subject to adjustment as provided in Section 15, the maximum number of shares reserved for Stock Grants and for purchase pursuant to the exercise of Options granted under the Plan is five million eight hundred seventy-five thousand (5,875,000) shares of Common Stock. The maximum aggregate number of shares that may be issued under the Plan through Incentive Stock Options is five million eight hundred seventy-five thousand (5,875,000).”

This Amendment No. 1 to the Amended and Restated API Technologies Corp. 2006 Equity Incentive Plan (the “Amendment”) shall be effective as of January 21, 2011, the date on which it was authorized and approved by the Board of Directors of API Technologies Corp.

This Amendment shall be submitted to the stockholders for approval in accordance with Section 422 of the Internal Revenue Code of 1986, as amended.